Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

AXXES ADVISORS I LLC

AND

GREYWOLF CAPITAL MANAGEMENT LP

THIS INVESTMENT SUB-ADVISORY AGREEMENT made this 31st day of July, 2024 (this “Agreement”), by and between Axxes Advisors I LLC, a Delaware limited liability company (the “Adviser”), and Greywolf Capital Management LP, a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services;

WHEREAS, the Adviser has been retained to act as the investment adviser to Axxes Opportunistic Credit Fund, a Delaware statutory trust (the “Fund”), that operates as a closed-end management investment company that is operated as an interval fund under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to that certain Investment Advisory Agreement, dated July 31, 2024 (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Fund’s board of trustees (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement by providing advice with respect to the Fund’s investments and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the parties hereby agree as follows:

1.       Duties of the Sub-Adviser

(a)        Retention of Sub-Adviser. The Adviser hereby engages the Sub-Adviser to provide day-to-day portfolio management services to the Fund consistent with the Fund’s investment strategy set forth in the Fund’s Registration Statement (as defined below) filed with the United States Securities and Exchange Commission (“SEC”) or other publicly filed documents, each as may be amended from time to time, subject to the terms set forth herein and subject to the supervision of the Adviser and the Board.

(b)        Responsibilities of Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser shall, with commercially reasonable efforts, during the term and subject to the provisions of this Agreement, identify and select investment opportunities for the Fund, consistent with the investment objectives and strategy as set forth in the most recent registration statement of the Fund on Form N-2, as updated (the "Registration Statement"). Specifically, the Sub-Adviser shall:

(i)	make determinations as to the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify the specific securities and other assets to be purchased, retained, or sold by the Fund;

(iii)	place orders with respect to, and arrange for, any investment (including executing and delivering documents relating to the acquisition and disposition of the Fund’s investments on behalf of the Fund);

(iv)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(v)	monitor and service the Fund’s investments;

(vi)	determine securities and other assets that the Fund will purchase, retain or sell;

(vii)	provide the Adviser with such other research and related services as the Adviser may, from time to time, commercially reasonably require for the Adviser to oversee the Fund, including the origination of a credit line(s) if pursued by the Adviser.

Except as otherwise agreed in writing, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b) and shall have no responsibility to provide any other services to the Adviser or the Fund (including, without limitation, services to ensure that the Fund is operated in compliance with applicable law and regulatory requirements).

(c)        Investment Opportunities. The Sub-Adviser shall seek to allocate investment opportunities to the Fund in accordance with the Sub-Adviser’s investment allocation procedures which have been provided to the Adviser. Notwithstanding the foregoing, the Sub-Adviser shall be responsible for adhering to all duties and responsibilities required of it as set forth in the terms and conditions of any co-investment SEC exemptive order received by the Fund, as well as adhering to: (i) any regulatory requirements that the Fund is required to comply with, applicable to the Sub-Adviser, when informed by the Adviser; and (ii) the investment objective, strategies, and restrictions as set forth in the Fund's Registration Statement.

(d)        Acceptance of Engagement. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with applicable law and regulations and shall use commercially reasonable efforts to carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s then effective Registration Statement filed with the SEC, as amended from time to time, the Fund’s prospectus that forms a part of the Registration Statement, as amended and supplemented and/or the Fund’s periodic reports filed with the SEC from time to time; and (ii) such written policies as the Board or the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above. In no event shall the Sub-Adviser be held responsible for failing to comply with (i) or (ii) unless it had received reasonable advance written notification of any changes to the documents or policies covered by (i) or (ii) in the foregoing sentence.

(e)        Voting of Proxies. The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the investments that it manages (the “Sub-Adviser Assets”). The Sub-Adviser, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities and other investments in which the Sub-Adviser Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser or the Fund or take any action with respect thereto. Such authorization shall include the ability to exercise authority with regard to corporate actions affecting investments in the Sub-Adviser Assets.

The Sub-Adviser has established a written procedure for proxy voting in compliance with current applicable rules and regulations, including keeping records that enable the Fund to comply with Rule 30b1-4 under the 1940 Act. The Sub-Adviser will provide the Adviser, or its designee, a copy of such procedure and establish a process for the timely distribution of the Sub-Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by the SEC filings under the 1940 Act, the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, respectively.

(f)        Power and Authority. To facilitate the Sub-Adviser’s performance of its responsibilities, but subject to the restrictions contained herein, the Adviser, on behalf of the Fund, hereby delegates to the Sub-Adviser, and the Sub-Adviser hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and the transfer of cash and other assets. If the Sub-Adviser deems it necessary or advisable to make, through a special purpose vehicle, any investment it is permitted hereunder to make on behalf of the Fund, then the Sub-Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investment through such special purpose vehicle, provided however, that any such investment through a special purpose vehicle is compliant with applicable law, including, for the avoidance of doubt, the 1940 Act. The Adviser, on behalf of the Fund, but subject to the restrictions contained herein, also grants to the Sub-Adviser the power and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Adviser reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement or otherwise not in conflict with the charter and bylaws of the Fund. Any such actions taken by the Sub-Adviser on behalf of the Fund shall be in the name of the Fund.

(g)       Information Concerning the Fund's Assets and Sub-Adviser. From time to time as the Adviser or the Board may reasonably request, the Sub-Adviser shall furnish the requesting party information and reports on portfolio transactions and on the securities and other assets held in the portfolio, all in such detail, form and frequency as the Adviser or the Board may reasonably request and subject to the execution by the Adviser and/or the Fund of any required non-disclosure agreement(s). The Sub-Adviser shall respond in writing to any request or questionnaire from the Fund’s Board under Section 15(c) of the 1940 Act.

The Adviser acknowledges and agrees that it will seek to cause the Registration Statement at all times to be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, the 1933 Act, and the rules and regulations thereunder, and that the Sub-Adviser shall have no liability in connection therewith, except as to the accuracy of (x) material information furnished in writing by the Sub-Adviser to the Fund or to the Adviser specifically for inclusion in the Registration Statement, or (y) information relevant to the Sub-Adviser or its services provided hereunder which was provided to the Sub-Adviser to review and which the Sub-Adviser approved as to the accuracy of such information. Following the reasonable request of the Adviser, the Sub-Adviser shall provide to the Adviser in a timely manner such information relating to the Sub-Adviser and its relationship to, and actions for, the Fund as may be required to be contained in the Registration Statement. The Sub-Adviser shall approve or disapprove of disclosure presented for its review within seven (7) business days of receiving such disclosure.

The Sub-Adviser shall further provide to the Adviser, the Fund or the Board in a timely manner with such information and assurances, the forms and content of which as are mutually agreed upon by the parties, and with such assistance as the Adviser, the Fund or the Board may reasonably request from time to time (subject to the Sub-Adviser's receipt of any necessary information from issuers held in the Fund’s portfolio) in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Adviser's, the Sub-Adviser's or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund. The Sub-Adviser shall review all draft disclosures in reports to shareholders, the Registration Statement or amendments thereto or portions thereof that relate to the Sub-Adviser and its relationship to the Fund (including the Fund’s investments, strategies and risks) and other documents that relate to the Sub-Adviser or its services hereunder that are provided to the Sub-Adviser and shall provide comments on such drafts and/or certifications or sub-certifications as to the accuracy of the information provided by the Sub-Adviser and/or contained in such reports or other documents within seven (7) business days of receiving such draft report, the Registration Statement (including any amendment to the Registration Statement) or other document.

The Sub-Adviser shall report on a regular basis to the Adviser and to the Board as reasonably requested and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with representatives of the Adviser and the Board at reasonable times the management of the Fund and the performance of the Fund, including in relation to standard industry indices and the Fund’s performance benchmarks, to the extent the same are available and apply to the Fund, and general conditions affecting the marketplace. The Sub-Adviser shall, as reasonably requested and to the extent practicable (i) provide the distributor of the Fund (the “Distributor”) with assistance with diligence, educational and informational efforts of consultants, financial advisers, other intermediaries and possible investors in the Fund in such amount and form as the Distributor may reasonably request from time to time, and (ii) upon reasonable notice from the Distributor, use reasonable efforts to cause the portfolio manager(s) or other appropriate person to provide such diligence, educational and informational assistance to the Distributor, including, without limitation, by participating on a reasonable basis and to the extent practicable in conference calls, meetings and road trips.

The Sub-Adviser shall further notify the Adviser promptly upon detection of any (i) material error in connection with its management of the Fund, including, but not limited to, any trade errors, (ii) breach of any of the Fund’s investment policies or restrictions, (iii) material violation of any applicable law or regulation, including the 1940 Act and the Internal Revenue Code of 1986, as amended, or (iv) material violation of the Sub-Adviser's own compliance policies and procedures, in each case that relate to the Sub-Adviser's services provided to the Fund. In the event of detection of any such material error, breach or violation, the Sub-Adviser shall promptly inform the Adviser and also provide written notification of such error to the Adviser that sufficiently describes any such error and the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws). The Sub-Adviser shall maintain commercially reasonable errors and omission or professional liability insurance coverage from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. The Sub-Adviser shall provide prior written notice to the Adviser: (A) of any material changes in its insurance policies or insurance coverage; or (B) if any material claims will be made on its insurance policies related to the Sub-Adviser’s services hereunder.

The Sub-Adviser shall, upon becoming aware, promptly notify the Adviser and the Fund in writing if there is a material breach of this Agreement or any of the representations and warranties of the Sub-Adviser contained herein. The Sub-Adviser shall notify the Adviser and the Fund promptly if it becomes aware of any statement regarding the Sub-Adviser contained in the Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(h)        Custody Arrangements. The Sub-Adviser shall at no time have custody or physical control of any assets or cash of the Fund. The Sub-Adviser shall on each business day provide the Adviser, the Fund and the Fund’s custodian such information as the Adviser, the Fund and the Fund’s custodian may reasonably request relating to all transactions and portfolio holdings of the Fund. The Sub-Adviser shall advise the Fund’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio investment specifying the name of the issuer, the description and amount purchased or sold, the market price, commission or spread and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required. The Sub-Adviser shall arrange for the transmission to the custodian and accounting agent on a daily basis such confirmation, trade tickets (with the exception of a Sub-Adviser directed trade for which the Adviser will provide such confirmation and trade ticket), and other documents and information as may be reasonably necessary to enable the custodian and accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund.

(i)        Assistance with Valuation. The Adviser and the Board are responsible for the accuracy, reliability, and completeness of any market or fair market value determinations of the Fund’s portfolio investments. The Sub-Adviser shall, to the extent practicable, provide information and assistance reasonably requested by the Adviser or its designated agent(s) in determining or assessing the market value of securities or other instruments held in the Fund, including those securities or instruments for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined are to be fair valued. For the avoidance of doubt, the Adviser shall be solely responsible for valuing the Fund's portfolio assets and determining the Fund's net asset value. Without limiting the foregoing, the Sub-Adviser shall, to the extent practicable, provide portfolio data and related information as the Adviser reasonably requests. The Sub-Adviser shall provide the Adviser and its designated agent(s) with reasonable notice and analysis of any material events, to the extent legally and contractually permissible and practicable, of which the Sub-Adviser has knowledge, that may materially affect the valuation of the Fund’s investments on a daily basis.

(j)       Compliance Program. The Sub-Adviser shall cooperate fully with the Fund’s chief compliance officer in executing his/her responsibilities to monitor service providers of the Fund pursuant to Rule 38a-1 under the 1940 Act, including, but not limited to, providing copies of the Sub-Adviser's compliance policies and procedures, and reporting information as reasonably requested by the Adviser and the Board.

2.       Expenses

(a)       During the term of this Agreement, and subject to the expenses/costs to be borne by the Fund or the Adviser in paragraph 2(b) below, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement including, without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Board, shareholders and with the Adviser, as requested, additions or modifications to the Sub-Adviser's operations necessary to perform its services under this Agreement and all costs associated with any information or proxy statements and/or other disclosure materials that are for the primary benefit of the Sub-Adviser (including any legal fees and any shareholder meeting and/or solicitation costs, if applicable). The Sub-Adviser shall, at its sole expense, provide the office space, furnishings, equipment and personnel required, and employ or associate itself with such persons or firms as it believes to be qualified, to execute its duties under this Agreement; provided however, that the Sub-Adviser may not sub-contract or assign its duties under this Agreement to third-parties. In addition, the Fund or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any expenses as may be reasonably incurred by the Sub-Adviser in connection with services provided by the Sub-Adviser outside of the scope of this Agreement, specifically at the written request of and on behalf of the Fund or the Adviser. In such instances, the Sub-Adviser shall keep and supply to the Fund and/or the Adviser, as applicable, reasonable records of all such expenses. Such reimbursement shall be made in cash, check, wire, or other acceptable forms of payment within thirty (30) calendar days following the Sub-Adviser’s delivery to the Fund or the Adviser of the records reflecting such expenses.

(b)       For the avoidance of doubt, unless the Sub-Adviser elects to bear or waive any of the following costs (in its sole and absolute discretion), the Fund and the Adviser, as the case may be, shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:

(i)        the organization of the Fund and organization of any subsidiary of the Fund created for the purposes of the Fund’s investment strategy and/or distribution of Fund shares;

(ii)       calculating the Fund’s net asset value and expenses incurred by the Adviser or the Sub-Adviser in conjunction with the valuation services (including the cost and expenses of any third-party valuation firms) requested by the Adviser or the Fund;

(iii)       direct and indirect expenses, incurred by the Adviser, the Sub-Adviser, or members of its investment teams, or payable to third parties, in purchasing, sourcing, bidding, trading, settling, maintaining custody, monitoring, identifying, evaluating, investigating, acquiring, holding, operating, selling, developing, negotiating, structuring and performing due diligence on portfolio companies, including such expenses related to potential investments that were not consummated (“Broken Deal Expenses”), and, if necessary, enforcing the Fund’s rights, including (A) reasonable travel, entertainment, lodging and meal expenses and other ordinary course of business expenses incurred in connection with fundraising, the evaluation of potential investments and the monitoring of portfolio companies, (B) origination fees, syndication fees, research costs, due diligence costs, bank service fees and (C) fees and expenses related to the organization or maintenance of any intermediate entity used to acquire, hold or dispose of any portfolio company or otherwise facilitating the Fund’s investment activities;

(iv)       fees and expenses incurred by the Adviser (and its affiliates), the Sub-Adviser (and its affiliates) or by the administrator to the Fund (the “Administrator”) (or its affiliates) payable to third parties, including agents, consultants or other advisers, in monitoring financial and legal affairs for the Fund and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Fund’s investments and monitoring investments and portfolio companies on an ongoing basis;

(v)       any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Fund, including but not limited to borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Fund’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Fund and in making, carrying, funding and/or otherwise resolving investment guarantees);

(vi)       offerings, sales, and repurchases of the Fund’s shares of beneficial interest and other securities;

(vii)      fees and expenses payable to dealers, if any;

(viii)     investment advisory fees payable under Section 7 of the Advisory Agreement;

(ix)       administration fees and expenses, if any, payable under the administration agreement by and between the Fund and the Administrator (the “Administration Agreement”) (including payments under the Administration Agreement, based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including the Fund’s allocable portion of the cost of the Adviser's chief financial officer and chief compliance officer, and their staff);

(x)         costs incurred in connection with investor relations and Board relations;

(xi)       any applicable administrative agent fees or loan arranging fees incurred with respect to the Fund’s portfolio investments by the Adviser, the Sub-Adviser, the Administrator or an affiliate thereof;

(xii)      any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Fund (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);

(xiii)     transfer agent, dividend agent and custodial fees and expenses;

(xiv)     federal and state registration fees;

(xv)      federal, state and local taxes;

(xvi)     fees and expenses of the members of the Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, the Sub-Adviser or of the Fund (each, an “Independent Trustee”), including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisers retained by, or at the discretion or for the benefit of, the Independent Trustees;

(xvii)    costs of preparing and filing reports or other documents required by the SEC, Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission (the "CFTC"), or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities and/or other regulatory filings, notices or disclosures of the Adviser, the Sub-Adviser and their respective affiliates relating to the Fund and its activities;

(xviii)   costs of any reports, proxy statements or other notices to shareholders, including printing costs;

(xix)      fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;

(xx)      direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;

(xxi)       proxy voting expenses;

(xxii)     all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Fund, including in connection with the distribution reinvestment plan or the share repurchase program;

(xxiii)    costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(xxiv)   [Intentionally Omitted.];

(xxv)    allocable fees and expenses associated with marketing efforts on behalf of the Fund;

(xxvi)   all fees, costs and expenses of any litigation involving the Fund or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification excluding any fees costs or expenses to the extent arising out of Sub-Adviser's negligence) or extraordinary expense or liability relating to Fund’s affairs;

(xxvii)   with respect to investments in portfolio companies, fees and costs of outside service providers incurred in connection with investment transactions including, but not limited to, any legal fees (including fees for required regulatory filings), transaction documentation and side letters, and the following services: accounting, audit, tax, valuation, portfolio servicing and administration, registered agent, domiciliation agent, depositary, nominee, custodian and consulting;

(xxviii)  fees, costs and expenses of winding up and liquidating the Fund’s assets; and

(xxix)    all other expenses incurred by the Sub-Adviser in connection with its services as the sub-adviser to the Fund, including among other things, costs associated with the Registration Statement and any exemptive application filed on behalf of the Fund with a regulatory agency.

During any period that the Fund does not have available capital (“Available Capital”) sufficient to reimburse both the Sub-Adviser and the Adviser in full for any outstanding expenses incurred pursuant to Section 3(a)(i) through Section 3(a)(xxvii) of the Advisory Agreement or expenses incurred pursuant to Section 2(b)(i) through Section 2(b)(xxix) of this Agreement, respectively (the “Reimbursable Expenses”), the Fund shall distribute such Available Capital pro rata, calculated based on the outstanding Reimbursable Expenses of the Adviser and the Sub-Adviser, to the Sub-Adviser and the Adviser until each shall have had all of its then current Reimbursable Expenses repaid.

3.       Compensation

For the services provided and the expenses assumed pursuant to this Agreement, the Sub-Adviser shall be entitled to the fee as described on Exhibit A.

4.       Representations, Warranties and Covenants of the Sub-Adviser.

The Sub-Adviser represents, warrants and covenants to the Adviser and the Fund as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b) The Sub-Adviser is duly organized and properly operating under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser's powers and have been duly authorized by all necessary action on the part of its managing member and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d) Provided the Fund and the Adviser comply with all applicable provisions of Section 15 of the 1940 Act concerning the Fund and its advisory and sub-advisory arrangements, the Sub-Adviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement;

(e) The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(f) Parts 1 and 2 of the Form ADV (collectively, the “Form ADV”) of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly provide (which may be by way of posting to a datasite and notification to the Adviser) the Adviser and the Fund with a complete copy of all subsequent amendments to its Form ADV;

(g) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Fund with a copy of that code, together with evidence of its adoption. Within twenty (20) days of the end of each calendar quarter during which this Agreement remains in effect, a duly authorized officer of the general partner of the Sub-Adviser shall certify to the Adviser or the Fund that the Sub-Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter and that there have been no material violations of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon the written and reasonable request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reporting obligations (or summaries thereof) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) under the 1940 Act and other records evidencing enforcement of the code of ethics; provided, however, that such examinations shall: (x) be made during normal business hours and with the least amount of interference with the Sub-Adviser's business and operations as reasonably practicable; and (y) be conducted at the sole expense of the Fund, as applicable. For the avoidance of doubt and except as otherwise expressly provided in the immediately preceding sentence, neither the Adviser nor the Fund shall have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser, except as required under this Agreement and by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a registered investment company;

(h) In connection with the services provided under this Agreement, the Sub-Adviser shall comply with all requirements applicable to the investment adviser of an interval fund like the Fund under the Advisers Act and the 1940 Act in all material respects;

(i) The Sub-Adviser agrees that it shall maintain at all times during the course of this Agreement and for the period thereafter in which indemnification obligations thereto could be triggered, an errors and omissions or professional liability insurance policy with respect to the Sub-Adviser in a commercially reasonable amount and on commercially reasonable terms;

(j) The Sub-Adviser has in place, and shall have in place during the entire term of this Agreement, a business continuity plan, which may be updated from time to time, that governs the Sub-Adviser's treatment of (x) material data processed by the Sub-Adviser's computer system in the performance of its duties hereunder and the retrieval of any such material data from the Sub-Adviser's back-up facilities and (y) the performance of its duties under this Agreement relating to contingency planning, disaster recovery, back-up processing, recovery time objective, resumption operating capacities, escalation, activation and crisis management procedures;

(k) The Sub-Adviser has reviewed the Registration Statement, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of material fact necessary to make the statements contained therein not misleading; and

(l) The Sub-Adviser has reviewed the registration requirements of the U.S. Commodity Exchange Act, as amended (the “CEA”) and the National Futures Association (the "NFA") relating to commodity trading advisers and is either appropriately registered with the CFTC and a member of the NFA or exempt or excluded from CFTC registration requirements and has provided the Adviser and the Fund with a copy of any document evidencing its application for or receipt of such exemption or exclusion, and any amendments thereto.

5.       Representations, Warranties and Covenants of the Adviser.

The Adviser represents, warrants and covenants to the Sub-Adviser and Fund as follows:

(a) The Adviser will be registered as an investment adviser under the Advisers Act as of the date the Fund commences investment operations and shall maintain such registration during the term of this Agreement;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to carry on its duties and obligations hereunder;

(c) The retention of Sub-Adviser by Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Fund and Adviser;

(d) The Advisory Agreement and this agreement have each been duly adopted in accordance with Section 15 of the 1940 Act;

(e) The execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Fund or Adviser or their respective property is bound, whether arising by contract, operation of law or otherwise;

(f) Each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Fund and Adviser and when executed and delivered by Adviser will be a legal, valid and binding obligation of the Fund and Adviser, enforceable against the Fund and Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law);

(g) Adviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement;

(h) Adviser will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(i) The Fund’s shares are (or will be prior to commencing operations) registered under the 1933 Act and under any applicable state securities laws, and, prior to commencement of operations, the Fund’s Registration Statement shall be in effect pursuant to the requirements of the 1940 Act;

(j) The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Adviser will promptly provide the Sub-Adviser (which may be by way of posting to a datasite and providing notification to the Sub-Adviser) with a complete copy of all subsequent amendments to its Form ADV;

(k) There are no material arrangements (contractual or otherwise) with respect to the relationship between the Adviser and the Fund other than those set forth in the Advisory Agreement and Registration Statement. Except as otherwise provided in Section 3, any proposed amendment, waiver or modification of the Advisory Agreement by the Adviser or the creation of any arrangements noted above (whether or not economic in nature), the effect of which may adversely affect the Sub-Adviser, shall not be made to the Advisory Agreement without the prior written consent of the Sub-Adviser;

(l) The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of that code, together with evidence of its adoption. Within twenty (20) days of the end of each calendar quarter during which this Agreement remains in effect, a duly authorized officer of the Adviser shall certify to the Sub-Adviser that the Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter and that there have been no material violations of the Adviser's code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon the written and reasonable request of the Sub-Adviser, the Adviser shall permit representatives of the Sub-Adviser to examine the reporting obligations (or summaries of thereof) required to be made to the Adviser by Rule 17j-1(c)(1) under the 1940 Act and other records evidencing enforcement of the code of ethics; provided, however, that such examinations shall: (x) be made during normal business hours and with the least amount of interference with the Adviser's business and operations as reasonably practicable; and (y) be conducted at the sole expense of the Sub-Adviser or the Fund, as applicable. For the avoidance of doubt and except as otherwise expressly provided in the immediately preceding sentence, the Sub-Adviser shall not have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Adviser, except as required under this Agreement and by applicable laws, rules or regulations to fulfill duties as a registered investment adviser regulated under the 1940 Act;

(m) In connection with the services provided under the Advisory Agreement and with the operation of the Fund, the Adviser shall comply with all applicable laws and regulations, including with applicable requirements under the Advisers Act and the 1940 Act, in all material respects. The Adviser shall provide to the Sub-Adviser all information reasonably requested by the Sub-Adviser in order to comply with the provisions hereof, the 1940 Act, the Advisers Act, the CEA and the regulations promulgated thereunder; and

(n) The Adviser has reviewed the registration requirements of the CEA and the rules thereunder and is not required to register as a commodity pool operator because any pools operated by the Adviser meet the requirements for relief under Rule 4.5 under the CEA. The Adviser is also exempt from CFTC registration requirements as a commodity trading Adviser because it qualifies for the relief available under CEA Section 4(m)(1).

6.       Liability and Indemnification

(a)        The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board or the Adviser in following or declining to follow any advice or recommendations of the Sub-Adviser. The Sub-Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Sub-Adviser) (collectively, the “Sub-Adviser Indemnified Parties”) shall not be liable for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment Sub-Adviser of the Fund and the Adviser shall indemnify, defend and protect the Sub-Adviser Indemnified Parties and hold them harmless from and against all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Sub-Adviser Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Adviser) arising out of any actions or omissions or otherwise based upon the performance of any of the Sub-Adviser's duties or obligations under this Agreement or otherwise as a sub-adviser of the Fund. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Sub-Adviser Indemnified Parties against or entitle or be deemed to entitle the Sub-Adviser Indemnified Parties to indemnification in respect of, any liability to the Adviser to which the Sub-Adviser Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties or by reason of the reckless disregard of the Sub-Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

(b)       The Sub-Adviser agrees to indemnify, defend and protect the Adviser, the Fund and their respective officers, managers, partners, agents, employees, controlling person, members and any other person or entity affiliated with the Adviser and the Fund (collectively, the “Adviser Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Adviser Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Sub-Adviser) arising directly out of any actions or omissions of the Sub-Adviser or otherwise based upon the performance of any of the Sub-Adviser's duties or obligations under this Agreement. Notwithstanding anything in this Section 6 to the contrary, the Sub-Adviser shall not be subject to any liability for any indemnification hereunder unless such obligation arises as a result of the Sub-Adviser’s fraud, willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

7.        Insurance Coverage

Each of the Adviser and the Sub-Adviser agrees to maintain a commercially reasonable level of errors and omissions or professional liability insurance coverage.

8.       Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by the other party regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior written consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation.

In the event that a party is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the confidential information, to the extent permitted by applicable law, regulation or court order, such party will notify the disclosing party as soon as reasonably practicable so that it may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the disclosing party will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the confidential information.

9.       Duration and Termination of Agreement

(a)        This Agreement shall become effective on the date that the Registration Statement is declared effective. This Agreement may be terminated at any time, without the payment of any penalty: (A) by vote of a majority of the Board upon at least 60 days’ written notice to the Sub-Adviser; (B) by vote of a majority of the outstanding voting securities of the Fund upon at least sixty (60) days’ written notice to the Sub-Adviser; (C) by the Adviser, upon at least sixty (60) days’ written notice to the Sub-Adviser; or (D) by the Sub-Adviser upon at least sixty (60) days’ written notice to the Adviser and the Fund. In the event of a material breach of any provision of this Agreement, this Agreement may be terminated by the non-defaulting party upon delivery of written notice from the non-defaulting party to the defaulting party, provided that, to the extent such material breach is capable of being cured, the non-defaulting party shall have first provided the defaulting party written notice of the material breach and the defaulting party shall have failed to cure such breach to the reasonable satisfaction of the non-defaulting party within ten (10) days after the delivery of such notice.

(b)        Unless earlier terminated pursuant to clause (a) above, this Agreement shall continue in effect for two years from July 31, 2024 and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Independent Trustees in accordance with the requirements of the 1940 Act.

(c)        This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement. In the event of an assignment that occurs solely due to the change of control of the Sub-Adviser, any necessary approvals or notices of the continuation of this Agreement will be obtained or made at the sole expense of the Sub-Adviser.

(d)      The Sub-adviser shall be entitled to receive all fees and other monies accrued up to the effective date of termination.

(e)       The Sub-adviser shall promptly notify the Adviser in the event that Jonathan Savitz, Joseph Marconi or Paul Martin ceases to devote time and attention to perform the Sub-Adviser duties set forth herein, for any reason, including death, incapacity, disability or retirement (each a “Key Person Event”). For the avoidance of doubt, promptly shall mean within seven days of a Key Person Event.

10.        Exclusivity and Other Accounts.

Except as provided herein, the Sub-Adviser or any member, manager, officer, employee, agent or other affiliate thereof shall not be prevented from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees, agents or other affiliates from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting. For the avoidance of doubt, the Adviser and the Sub-Adviser (or either of their respective affiliates) may enter into one or more agreements pursuant to which the Sub-Adviser and/or its affiliates and their personnel may be restricted in their investment management activities. The Sub-Adviser or any member, manager, officer, employee, agent or other affiliate thereof may allocate their time between advising the Fund and managing other investment activities and business activities in which they may be involved.

The services provided by the Sub-Adviser to the Adviser shall be exclusive with respect to closed end investment companies registered pursuant to the 1940 Act with substantially similar principal investment strategies, as the Fund ("Substantially Similar Registered Funds") and the Sub-Adviser shall not render investment advice to or perform investment advisory services for any Substantially Similar Registered Funds. For the avoidance of doubt, this restriction shall not apply to investment companies that are exempt from registration under the 1940 Act or investment companies registered under the 1940 Act with principal investment strategies comprised of a subset of strategies employed by the Fund.

11.       Notices.

Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth (4th) day after the postmark if such notice is mailed first class postage prepaid. All such notices shall be addressed, as follows:

If to the Adviser:	Axxes Advisors I LLC
3011 Ponce De Leon Blvd., Ste 1420
Coral Gables, FL 33134
Attn: Ray Joseph
Email: rjoseph@axxescapital.com

Attn: Karrie Jerry
Email: kjerry@axxescapital.com

If to the Sub-Adviser:	Greywolf Capital Management LP
4 Manhattanville Road, Suite 201
Purchase, NY 10577
Attn: Jeff Silva
Email: jeff.silva@greywolfcapital.com
Attn: Chris Samios
Email: chris.samios@greywolfcapital.com

If to the Fund:	Axxes Opportunistic Credit Fund
3011 Ponce De Leon Blvd., Ste 1420
Coral Gables, FL 33134
Attn: Ray Joseph
Email: rjoseph@axxescapital.com

Attn: Karrie Jerry
Email: kjerry@axxescapital.com

12.       Amendments of this Agreement.

This Agreement may be amended only by mutual written consent of the parties, provided that the terms of any material amendment shall not be effective unless and until approved, if such approval is required by applicable law, by: (a) the Board or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act) and (b) the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.       Publicity & Use of Name.

The Sub-Adviser conducts its investment advisory business under, and has the right to use, the licensed trade name Greywolf Capital Management LP. Upon the terms and subject to the conditions set forth in this Section 14, the Sub-Adviser hereby grants to the Adviser and the Fund a revocable, non-exclusive, non-transferable and non-sublicensable (except as expressly provided herein) royalty-free limited license (the “License”) to use the Sub-Adviser's trade name solely (i) in connection with the Fund’s or the Adviser's (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, and (ii) for the Adviser or Fund, as applicable, to state in such materials that investment advisory services are being provided by the Sub-Adviser to the Fund under the terms of this Agreement. Prior to using the Sub-Adviser's name in any manner (including for the uses described in clauses (i) and (ii) above), the Fund or the Adviser, as applicable, shall submit all proposed uses to the Sub-Adviser for prior written approval. The Adviser agrees to only use the Sub-Adviser's name if it has received the prior written approval of the Sub-Adviser for such specific use. The Sub-Adviser reserves the right to terminate the License immediately upon written notice if such use by the Adviser or the Fund (x) breaches any material term, condition or provision of this Agreement, (y) is not in compliance with the Sub-Adviser's standards and policies as provided to the Adviser or (z) would, in the Sub-Adviser's reasonable judgment, otherwise damage or risk damaging its reputation. Unless terminated earlier by the Sub-Adviser, the term of the License shall be for the term of this Agreement only, including any renewals and extensions, and the right of use as provided herein shall terminate immediately upon the termination or expiration of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The Adviser and Fund agree that the Sub-Adviser is the sole owner of its name and related trademarks, and any and all goodwill in the same arising from the Adviser's or Fund’s use thereof shall inure solely to the benefit of the Sub-Adviser. The Adviser may sublicense its rights under the License solely to its affiliates and the Fund; provided that any use thereof by its affiliates and the Fund shall be upon the same terms and conditions as contained herein and the Adviser shall remain liable for the Fund’s use thereof.

14.       Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

15.       Independent Contractor Status.

The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

16.       Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.        Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

18.        Dispute Resolution.

The Adviser and the Sub-Adviser agree that they shall attempt to settle amicably and in good faith any dispute, controversy or claim arising out of, or in connection with, this Agreement. If it is not possible to resolve any such dispute, controversy or claim amicably within thirty (30) days, then the Adviser and the Sub-Adviser agree to try to resolve the dispute, controversy or claim with the help of a mutually agreed-upon mediator in the state of Delaware. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute, controversy or claim is not resolved through mediation, then the Adviser and the Sub-Adviser agree that it shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted on an expedited basis at a location to be determined by the parties by an independent arbitrator selected by the American Arbitration Association. The arbitration shall be subject to, and the arbitrator shall have the powers and rights afforded by, the rules of the American Arbitration Association. The decision of such arbitrator, including any award of attorneys’ fees and costs, may be entered in any court with jurisdiction.

19.        Third-Party Beneficiaries.

Except as otherwise provided in Section 6 hereof, and subject to any rights granted to the Fund in regard to this Agreement by the 1940 Act, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

20.       Survival.

The provisions of Sections 5, 6, 8, 13, 14, 18 and 20 shall survive termination of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

AXXES ADVISORS I LLC

By:	/s/ Joseph DaGrosa, Jr.

Name:	Joseph DaGrosa, Jr.
Title:	Authorized Signatory

GREYWOLF CAPITAL MANAGEMENT LP

By:	/s/ Jeff Silva

Name:	Jeff Silva
Title:	Chief Financial Officer

[Signature Page to Investment Sub-Advisory Agreement]

EXHIBIT A TO SUB-ADVISORY AGREEMENT

For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, 50% of the aggregate amount of the management fee, as defined in the Registration Statement (the “Management Fee”), and the incentive fee, as defined in the Registration Statement (the “Incentive Fee” and collectively, the “Advisory Fees”), as amended from time to time, and subject to the terms and conditions of the Advisory Agreement. The Adviser shall pay or cause the Fund to pay, as appropriate, such amounts directly to the Sub-Adviser at the same time fees are paid to the Adviser pursuant to the Advisory Agreement but in no event more than thirty (30) calendar days following the applicable month with respect to which such fees are payable. Furthermore, upon request of the Sub-Adviser, the Adviser shall provide for the Sub-Adviser's review of the calculations whereby the applicable Advisory Fees are determined. For the avoidance of doubt, Management Fee for purposes of this Exhibit shall exclude the effect of any fee waiver/reimbursement or expense limitation agreement.